SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310

Not applicable

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2013, Wabash National Corporation (the “Company,” “Wabash” or “we”) entered into Amendment No.1 to Credit Agreement (the “Amendment”), which will become effective on or after May 9, 2013 (upon the completion of certain conditions contained in the Amendment). The Amendment amends the Credit Agreement, dated as of May 8, 2012 (the “Credit Agreement”), among the Company, the several lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent. The Credit Agreement, which was described in, and attached as an exhibit to, our Current Report on Form 8-K filed on May 14, 2012 (the “Original Form 8-K”), initially provided, among other things, for a senior secured term loan facility of $300 million (the “Initial Loans”). As of April 25, 2013, there was approximately $297,000,000 of the Initial Loans outstanding, of which the Company will be prepaying $20,000,000 in connection with the Amendment. Under the Amendment, the lenders agreed to provide to the Company term loans in an aggregate principal amount of $277,000,000, which will be exchanged for and used to refinance the Initial Loans (the “Tranche B-1 Loans”). The Tranche B-1 Loans mature on May 8, 2019, but provide for an accelerated maturity in the event the Company’s outstanding 3.375% Convertible Senior Notes due 2018 are not converted, redeemed, repurchased or refinanced in full on or before the date that is 91 days prior to the maturity date thereof. The Tranche B-1 Loans shall amortize in equal quarterly installments in aggregate amounts equal to ..25% of the Tranche B-1 Loan amount, with the balance payable at maturity, and will bear interest at a rate, at the Company’s election, equal to (i) LIBOR (subject to a floor of 1.00%) plus a margin of 3.50% or (ii) a base rate plus a margin of 2.50%.

The Amendment also provides for a 1% prepayment premium applicable in the event that the Company enters into a refinancing of, or amendment in respect of, the Tranche B-1 Loans on or prior to the first anniversary of the effective date of the Amendment that, in either case, results in the all-in yield of such refinancing or amendment being less than the all-in yield on the Tranche B-1 Loans.

Among other things, the Amendment amends the Credit Agreement by removing the covenant that the Company be required to maintain a minimum interest coverage ratio. As amended, the Credit Agreement will continue to require the Company to maintain a maximum senior secured leverage ratio tested as of the last day of each fiscal quarter for the four consecutive fiscal quarters then ending of not more than (A) 4.5 to 1.0 through September 30, 2013, (B) 4.0 to 1.0 thereafter through September 30, 2015, and (C) 3.5 to 1.0 thereafter.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing descriptions of the Amendment and the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Amendment and the Credit Agreement, which are attached to this Current Report as Exhibit 10.1 and attached to the Original Form 8-K as Exhibit 10.3, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01  Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference. As of May 9, 2013, after taking into account entering into the Amendment, the Company will have obligations outstanding of approximately $277,000,000 under the Credit Agreement.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 1 to Credit Agreement, dated April 25, 2013, among Wabash National Corporation, Morgan Stanley Senior Funding, Inc., as administrative agent, and each lender party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wabash National Corporation

Date: April 29, 2013	By:	/s/ Mark J. Weber
Mark J. Weber
Senior Vice President and Chief Financial Officer